Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of November 18, 2009 (the "Effective Date"), by and between Travelzoo Inc., a Delaware corporation (the "Company") with principal corporate offices at 590 Madison Avenue, 37th Floor, New York, NY 10022, and Christopher John Loughlin, whose address is currently xxxx xxxxxxxxx, xxxx xxxxx, United Kingdom ("Employee").  The Company and Employee are at certain times each referred to herein as a Party, and collectively referred to herein as “the Parties.”

WHEREAS, the Company desires to retain Employee as Chief Executive Officer (CEO), and Employee desires to perform such service for the Company, on the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by the Parties as follows:

1.   Duties and Scope of Employment.

(a)        Position.  Employee shall be employed as Chief Executive Officer (CEO).  The position is based in New York City.  The Employment will begin on July 1, 2010.

(b)       Duties.  During the term of Employee’s employment with the Company, Employee shall devote his full time, skill and attention to his duties and responsibilities as the Chief Executive Officer, which Employee shall perform faithfully, diligently and competently, and Employee shall use his best efforts to further the business of the Company.  During the term of the Agreement, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, except that this provision shall not be interpreted to prohibit Employee from involvement in any charitable or community activity/organization that he is currently involved in, or may become involved in, and that does not materially interfere with his ability to perform his duties under this Agreement.  Employee shall be permitted, to the extent such activities do not materially and adversely affect the ability of Employee to fully perform his duties and responsibilities hereunder, to (i) manage Employee's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Company (which consent shall not be unreasonably withheld), serve as a member of the board of directors or as an advisor of any noncompeting business.

2.   Term of Employment.  The term of this Agreement shall be for the period (the “Term”) commencing on July 1, 2010 and terminating on the date which is forty eight (48) months after the Effective Date (the “Expiration Date”).  Notwithstanding the foregoing, this Agreement shall expire on the date the Employee dies, and may be terminated by the Company during the Term, by delivery of written notice to Employee, for Cause (as hereinafter defined), because of Disability (as hereinafter defined), or without Cause.  If Employee continues in employment after the Expiration Date, any such employment will be on an at will basis.

(a)        Termination by Company without Cause.  If Employee is terminated by the Company during the Term for reasons other than Cause (as defined in paragraph 2(b)) or Disability (as defined in paragraph 2(c)), Employee shall receive his Salary, benefits, and pro rata performance bonus pursuant to paragraph 3(b) earned through the date of termination, plus continued payment of Salary (as defined herein) for a period of twelve (12) months and COBRA payments for a period of twelve (12) months (“Severance Pay”) after the date of termination, subject to paragraph 2(f).

(b)       Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated for “Cause” as defined herein or dies at any time, Employee will receive only payment of his Salary and benefits through the date of termination or death.  For purposes of this Agreement, “Cause” shall mean that the Employee has (i) continually failed to perform his duties under this Agreement for a period of 30 days after written notice from the Company setting forth with particularity such failure, (ii) committed an act of fraud upon the Company or breached his duty of loyalty to the Company, (iii) committed a felony or a crime of dishonesty, fraud or moral turpitude under the laws of the United States or any state thereof; (iv) misappropriated any funds, property or rights of the Company; (v) violated the Company's policies regarding workplace conduct, discrimination, sexual harassment, etc.; (vi) willfully failed or refused, following receipt of an explicit directive from the Company, to comply with the material terms of this Agreement; or (vii) failed or refused to cooperate with the Company, or at the Company’s request any governmental, regulatory or self-regulatory agency or entity, in providing information with respect to any act or omission in performing his duties as an employee of the Company, if such request is made connection with any criminal or civil actions, administrative or regulatory proceedings or investigations against or relating to the Company by any governmental, regulatory or self-regulatory agency or entity.

(c)        Termination Because of Disability.  Notwithstanding any provision of this Agreement to the contrary, if Employee is terminated as a result of a “Disability” (as defined herein) during the Term, Employee will receive only payment of his Salary, benefits, and pro rata performance bonus pursuant to paragraph 3(b) earned through the date of termination.  For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that prevents or can be reasonably expected to prevent the performance by the Employee of his duties hereunder for a continuous period of 120 calendar days or longer, or that prevents the performance by Employee of his duties hereunder for more than a total of 85 business days, in any 12-month period, subject to the reasonable accommodation requirements of the Americans with Disabilities Act and other applicable laws.

(d)       Employee Resignation.  Employee understands that if he resigns during the Term of this Agreement, he shall only receive the Salary and benefits earned as of the date of termination.

(e)        Employee Resignation Following a Change of Control.  If a Change of Control, as hereinafter defined, occurs, and Employee is not offered a position of comparable pay and responsibilities within 30 days of the Change of Control in the same geographic area in which he worked immediately prior to a Change of Control, and Employee resigns within sixty (60) calendar days after the Change in Control, Employee shall receive his Salary, benefits, and pro rata performance bonus pursuant to paragraph 3(b) earned through the date of termination, plus Severance Pay, subject to paragraph 2(f).  For purposes of this Agreement, "Change of Control" means (i) a merger, consolidation, reorganization or other transaction in which the Company does not survive and in which securities possessing more than 50% of the total combined voting power of the Company's outstanding voting securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.

(f)        Severance Pay Conditions.  Employee shall be required to sign, deliver and not revoke a General Release substantially in the form attached hereto as Exhibit B as a condition precedent to payment of any Severance Pay pursuant to any provision of paragraph 2 of this Agreement.  Any Severance Pay shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings and payroll taxes.

3.   Compensation and Fringe Benefits.

(a)               Salary.  Employee will receive a salary at the annualized rate of $550,000 per year (the "Salary"), which shall be paid periodically in accordance with normal Company payroll practices and subject to the usual and applicable required withholdings.  Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

(b)               Performance Bonus.  Employee will be eligible to participate in a quarterly performance bonus plan ("Performance Bonus").  Under the Performance Bonus plan, Employee may receive, in addition to his Salary, a performance bonus in an amount between zero and $80,000 per calendar quarter, provided, however, if either the first or last calendar quarter of the Term is less than a full quarter, the bonus for such quarter shall be pro rated.

Criteria	Amount
Worldwide revenue target for the quarter met AND there are no more than two Significant Customers AND no Significant Customer accounts for 17% or more of the worldwide consolidated revenue for the quarter.	$20,000
Worldwide operating income target for the quarter met.	$20,000
Worldwide subscribers target for the quarter met.	$20,000
Discretionary	Up to $20,000
Total max. Performance Bonus per quarter	Up to $80,000

“Significant Customer” means, for any quarter, a customer that, together with is affiliates, accounts for 10% (rounded to the nearest 1%) or more of the Company’s worldwide consolidated revenue for the quarter.

Discretionary bonus will be determined by the Company’s board of directors in is sole discretion.

Any bonus payments, if applicable, shall be made within 30 days of the end of the calendar quarter, and will be subject to the usual and applicable withholding and payroll taxes.

           (c)        Option Agreement.  In conjunction with this Employment Agreement, the Parties have entered into a Nonqualified Stock Option Agreement, as attached in Exhibit A.

           (d)       Relocation Assistance and Housing Allowance.  The Company will reimburse Employee for reasonable moving expense related to the transportation of his family’s furniture and personal items to New York City and for reasonable expense related to the travel of Employee and his spouse and children from London to New York City.  In addition, the Company will make a one-time lump-sum payment of $7,500 to Employee, with the Company grossing up the amount for U.S. income taxes.  The Company will reimburse Employee for reasonable expenses related to international tax advisory services in connection with Employee’s relocation and for the preparation fees of Employee’s 2010 U.S. tax return.  As long as Employee and his family live in Manhattan in proximity to the Company’s global headquarters, the Company will pay Employee a housing allowance of $38,500 per year, with the Company grossing up the amount for U.S. income taxes.

(e)        Vacation and Holiday Pay.  Employee shall receive five (5) weeks of paid vacation per year, which accrues over the course of the year.  In addition, the Company provides eight (8) paid holidays each year, along with two (2) “floating holidays” which can be used by Employee at any time.

(f)        Other Benefits.  Employee will be entitled to participate in or receive such benefits under the Company's employee benefit plans and policies and such other benefits which may be made available as in effect from time to time and as are provided to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plans and policies in question.

4.   Expenses.  The Company will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder in accordance with the Company's established policies. Employee may fly business class (or first class when business class is not available) for: (i) domestic travel over 3 hours; and (ii) International travel.

5.   Certain Covenants.

(a)        Intellectual Property Rights.

(i)         Employee agrees that the Company will be the sole owner of any and all of Employee's "Discoveries" and "Work Product," hereinafter defined, made during the term of his employment with the Company, whether pursuant to this Agreement or other duties performed on behalf of the Company.  For purposes of this Agreement, "Discoveries" means all inventions, discoveries, improvements, and copyrightable works (including, without limitation, any information relating to the Company's software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, work-in-progress, or business trade secrets) made or conceived or reduced to practice by Employee during the term of his employment by the Company, whether or not potentially patentable or copyrightable in the United States or elsewhere.  For purposes of this Agreement, "Work Product" means any and all work product relating to Discoveries.

(ii)        Employee shall promptly disclose to the Company all Discoveries and Work Product.  All such disclosures must include complete and accurate copies of all source code, object code or machine-readable copies, documentation, work notes, flow-charts, diagrams, test data, reports, samples, and other tangible evidence or results (collectively, "Tangible Embodiments") of such Discoveries or Work Product.  All Tangible Embodiments of any Discoveries or Work Project will be deemed to have been assigned to the Company as a result of the act of expressing any Discovery or Work Product therein.

(iii)       Employee hereby assigns and agrees to assign to the Company all of his interest in any country in any and all Discoveries and Work Product, whether such interest arises under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise.  Without limiting the generality of the preceding sentence, Employee hereby authorizes the Company to make any desired changes to any part of any Discovery or Work Product, to combine it with other materials in any manner desired, and to withhold Employee's identity in connection with any distribution or use thereof alone or in combination with other materials.  This assignment and assignment obligation applies to all Discoveries and Work Product arising during Employee's employment with the Company (or its predecessors), whether pursuant to this Agreement or otherwise.  Employee's agreement to assign to the Company any of his rights as set forth in this Section 5(a)(iii) applies to all inventions other than an invention (a) in which no equipment, supplies, facility or trade secret information of the Company was used (b) was developed entirely upon Employee's own time (c) does not relate to Company business or to the Company's actual or anticipated research or development and (d) does not result from any work performed by Employee for the Company.

(iv)       At the request of the Company, Employee shall promptly and without additional compensation execute any and all patent applications, copyright registration applications, waivers of moral rights, assignments, or other instruments that the Company deems necessary or appropriate to apply for or obtain Letters Patent of the United States or any foreign country, copyright registrations or otherwise to protect the Company's interest in such Discovery and Work Product, the expenses for which will be borne by the Company.  Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to, if the Company is unable for any reason to secure Employee's signature to any lawful and necessary document required or appropriate to apply for or execute any patent application, copyright registration application, waiver of moral rights, or other similar document with respect to any Discovery and Work Product (including, without limitation, renewals, extensions, continuations, divisions, or continuations in part), (i) act for and in his behalf, (ii) execute and file any such document, and (iii) do all other lawfully permitted acts to further the prosecution of the same legal force and effect as if executed by him; this designation and appointment constitutes an irrevocable power of attorney coupled with an interest.

(v)        To the extent that any Discovery or Work Product constitutes copyrightable or similar subject matter that is eligible to be treated as a "work made for hire" or as having similar status in the United States or elsewhere, it will be so deemed.  This provision does not alter or limit Employee's other obligations to assign intellectual property rights under this Agreement.

(vi)       The obligations of Employee set forth in this Section 5 (including, without limitation, the assignment obligations) will continue beyond the termination of Employee's employment with respect to Discoveries and Work Product conceived or made by Employee alone or in concert with others during Employee's employment with the Company, whether pursuant to this Agreement or otherwise.  Those obligations will be binding upon Employee, his assignees permitted under this Agreement, executors, administrators, and other representatives.

(b)       Exposure to Proprietary Information.

(i)         As used in this Agreement, "Proprietary Information" means all information of a business or technical nature that relates to the Company including, without limitation, all information about software products whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, and any information regarding the business of any customer or supplier of the Company or any other information that the Company is required to keep confidential.  Notwithstanding the preceding sentence, the term "Proprietary Information" does not include information that is or becomes publicly available through no fault of Employee, or information that Employee learned prior to the Effective Date.

(ii)        In recognition of the special nature of his employment under this Agreement, including his special access to the Proprietary Information, and in consideration of his employment pursuant to this Agreement, Employee agrees to the covenants and restrictions set forth in Section 5 of this Agreement.

(c)        Use of Proprietary Information; Restrictive Covenants.

(i)         Employee acknowledges that the Proprietary Information constitutes a protectible business interest of the Company, and covenants and agrees that during the term of his employment, whether under this Agreement or otherwise, and after the termination of such employment, he will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties for the Company.

(ii)        Employee will not, during the term of this Agreement or, for a period of one year thereafter (the “Restricted Period”), anywhere within the United States (the "Restricted Territory"), directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise):

1.         perform services for, or engage in, any business or segment of a business which generates its revenues primarily from the development, publishing, or sale of online advertisements for travel companies (the "Products");

2.         except on behalf of the Company, solicit any person or entity who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, a customer of the Company for the sale of the Products or any product or service of a type then sold by the Company for which Employee provided any assistance in planning, development, marketing, training, support, or maintenance; or

3.         solicit for employment any person who is, or was at any time during the twelve-month period immediately prior to the termination of Employee's employment with the Company, an employee of the Company.

(d)        Scope/Severability.  The Parties acknowledge that the business of the Company is and will be national and international in scope and thus the covenants in this Section 5 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States.  If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 5 not fully enforceable, the other provisions of this Section 5, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 5(c), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).

(e)        Return of Company Materials upon Termination.  Employee acknowledges that all records, documents, and Tangible Embodiments containing or of Proprietary Information prepared by Employee or coming into his possession by virtue of his employment by the Company are and will remain the property of the Company.  Upon termination of his employment with the Company, Employee shall immediately return to the Company all such items in his possession and all copies of such items.

6.   Equitable Remedies.

(a)        Employee acknowledges and agrees that the agreements and covenants set forth in Sections 5(a), (b), (c), (d) and (e) are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.  Employee accordingly agrees that, in the event of any actual or threatened breach by him of any of said covenants, the Company will be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages.  Nothing in this Section 6 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.  Employee agrees that notwithstanding the arbitration provision in Section 11, the Company may apply to a court of competent jurisdiction, in accordance with Section 11(c) of this Agreement, to obtain the equitable relief referenced in this Section 6.

(b)       Each of the covenants in Sections 5(a), (b), (c), (d) and (e) will be construed as independent of any other covenants or other provisions of this Agreement.

(c)        In the event of any judicial determination that any of the covenants in Sections 5(a), (b), (c), (d), and (e) are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

7.   Assignment.  This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee's death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent.  Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation hereunder shall be null and void.

8.   Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally, one (1) day after mailing via Federal Express overnight or a similar overnight delivery service, or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the addresses listed above, or at such other addresses as the parties may designate by written notice in the manner aforesaid.

9.   Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning Employee's employment relationship with the Company.

11. Resolution of Disputes Regarding Employment.

(a)        The Parties agree to submit any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or to any aspect of the employer/employee relationship or the termination of that relationship, to mediation.  The Parties shall mutually select the mediator and shall equally pay for the costs of the mediator.

(b)       If and only if a mediation is unsuccessful, and the dispute or controversy is not resolved within 30 days after a mediation, either party may submit the matter to binding arbitration, to the extent permitted by law, to be held in or near New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”).  The Company agrees to pay all costs of the arbitrator and the arbitration.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The arbitrator may award the prevailing party in any such arbitration attorneys’ fees and costs incurred in connection therewith, except for those the Company shall bear, as set forth above.

(c)        The arbitrator shall apply New York law to the merits of any dispute or claim, without reference to rules of conflict of law.  The Parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York County, New York for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the Parties are participants.

(d)       The Parties have read and understand Section 11, which discusses arbitration.  The Parties understand that by signing this agreement, the Parties agree to submit any future claims arising out of, relating to, or in connection with this agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law, and that this arbitration clause constitutes a waiver of the Parties’ right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to, the following claims:

(i)         Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; misappropriation of Proprietary Information or other breaches covenants set forth in Section 5, and defamation;

(ii)        Any and all claims for violation of any federal, state or municipal statute, including, but not limited to the New York Human Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act;

(iii)       Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

(e)        The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

12.    No Oral Modification, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company.

13.    Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.

14. Acknowledgment.  Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY BOTH PARTIES.

COMPANY:

TRAVELZOO INC.

By:	/s/ Ralph Bartel

Title:	Ralph Bartel, Chairman

Date:	November 18, 2009

EMPLOYEE:

/s/ Christopher John Loughlin
Christopher John Loughlin

Date:	18 November, 2009

EXHIBIT A

NONQUALIFIED STOCK OPTION AGREEMENT

                        THIS AGREEMENT is made this 18th day of November, 2009, by and between Travelzoo Inc. ("Company"), and Christopher Loughlin ("Optionee").

                        WHEREAS, the Company desires to grant to Optionee the option to purchase certain shares of its stock, in accordance with the terms of this Agreement, which such option is intended to be a nonstatutory stock option that is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; and

                        WHEREAS, the Company and Optionee intend that Optionee shall serve as chief executive officer of the Company pursuant to that certain employment agreement between the parties;

                        NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1.         Grant and Terms of Option.  Pursuant to action of the Board of Directors of the Company (“Board of Directors”), the Company grants, effective November 18, 2009 (“Date of Grant”), to Optionee the option to purchase all or any part of Three Hundred Thousand (300,000) shares of the common stock of the Company ("Common Stock"), for a period of ten (10) years from the Date of Grant, at the purchase price of $14.97 per share, which is the fair market value of the Common Stock determined as the closing price on the Date of Grant; provided, however, that the right to exercise such option shall be, and is hereby, restricted as follows:

(a)        No shares may be purchased prior to July 1, 2010.  At any time during the term of this option on or after July 1, 2011, Optionee may purchase up to 25% of the total number of shares to which this option relates; that at any time during the term of this option on or after July 1, 2012, Optionee may purchase up to an additional 25% of the total number of shares to which this option relates; that at any time during the term of this option on or after July 1, 2013, Optionee may purchase up to an additional 25% of the total number of shares to which this option relates; and that at any time on or after July 1, 2014, Optionee may purchase up to an additional 25% of the total number of shares to which this option relates; so that on or after July 1, 2014, during the term hereof, Optionee will have become entitled to purchase the entire number of shares to which this option relates.

(b)        In no event may this option or any part thereof be exercised after the expiration of ten (10) years from the Date of Grant, which shall be the term of the option.

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(c)        The purchase price of the shares subject to the option may be paid for (i) in cash, (ii) in the discretion of the Board of Directors, by tender of shares of Common Stock already owned by Optionee, or (iii) in the discretion of the Board of Directors, by such other method as the Board of Directors may determine.

(d)       The option may not be exercised for a fraction of a share.

2.         Anti‑Dilution Provisions.  In the event that, during the term of this Agreement, there is any change in the number of shares of outstanding Common Stock of the Company by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the number of shares covered by this option agreement and the price thereof shall be adjusted, to the same proportionate number of shares and price as in this original agreement.

3.         Non-Transferability.  Neither the option hereby granted nor any rights thereunder or under this Agreement may be assigned, transferred or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.  The option may be exercised during Optionee's lifetime only by Optionee or his guardian or legal representative.

4.         Termination of Employment.  In the event of the termination of employment of Optionee, including upon death or disability, Optionee (or, in the event of death, the legatee or legatees of Optionee under his last will, or his personal representatives or distributes) may exercise the option, to the extent it was vested and he was entitled to exercise it on the date of termination of employment, at any time within three (3) months after such termination, but not after ten (10) years from the Date of Grant.

5.         Method of Exercise/Shares Issued on Exercise of Option.  The option may be exercised (in whole or in part) at any time during the period specified in this Agreement, by delivering to the Secretary of the Company not less than 30 days prior to the date of exercise (or such shorter period as the Company shall approve) (a) a written notice of exercise designating the number of shares to be purchased, signed by Optionee, and (b) payment of the full amount of the purchase price of the shares with respect to which the option is exercised.  If the written notice of exercise is delivered by mail, or by any other means of delivery, the date of delivery and the date of exercise shall be the date the written notice is actually received by the Secretary.  It is the intention of the Company that on any exercise of this option it will transfer to Optionee shares of its authorized but unissued stock or transfer Treasury shares, or utilize any combination of Treasury shares and authorized but unissued shares, to satisfy its obligations to deliver shares on any exercise hereof.  No rights of a shareholder shall exist with respect to the Common Shares under this option as a result of the mere grant of this option.

6.         Board Administration.  The Board of Directors or any successor or committee authorized by the Board of Directors, subject to the express terms of this option, shall have plenary authority to interpret any provision of this option and to make any determinations

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necessary or advisable for the administration of this option and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Optionee by the express terms hereof.

7.         Option not an Incentive Stock Option.  It is intended that this option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, or otherwise qualify for any special tax benefits to Optionee.

8.         No Contract of Employment.  Nothing contained in this Agreement shall be considered or construed as creating a contract of employment for any specified period of time.

9.         Restrictions on Exercise.  This option may not be exercised if the issuance of Common Stock upon Optionee’s exercise or the method of payment of consideration for such Common Stock would constitute a violation of any applicable Federal or state securities law or other applicable law or regulation.  As a condition to the exercise of this option, the Company may require Optionee to make any representations and warranty to the Company as may be required by any applicable law or regulation.

10.       Termination of Option.  To the extent that Optionee was not entitled to exercise this option at the date of termination of employment, or to the extent this option is not otherwise exercised within the time specified herein, this option shall terminate.  Notwithstanding anything to the contrary herein, this option shall not be exercisable after the expiration of the term of ten (10) years from the Date of Grant, as set forth in Section 1(b) hereof.

11.       Withholding upon Exercise.  The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable to Optionee any taxes required to be withheld by Federal, state or local law as a result of the grant or exercise of this option.  If the amount of any consideration payable to Optionee is insufficient to pay such taxes or if no consideration is payable to Optionee, upon request of the Company, Optionee shall pay to the Company in cash an amount sufficient for the Company to satisfy any Federal, state or local tax withholding requirements it may incur as a result of the grant or exercise of this option.

12.       Severability.  Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

13.       Non-Waiver of Rights.  The Company’s failure to enforce at any time any of the provisions of this agreement or to require at any time performance by Optionee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this agreement.

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14.       Entire Agreement; Amendments.  No modification, amendment or waiver of any of the provisions of this agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.  This agreement supersedes all prior agreements and understandings between Optionee and the Company to the extent that any such agreements or understandings conflict with the terms of this agreement.

15.       Assignment.  This agreement shall be freely assignable by the Company to and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

16.       Governing Law.  To the extent that Federal laws do not otherwise control, all determinations made or actions taken pursuant hereto shall be governed by the laws of the state of New York, without regard to the conflict of laws rules thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by the undersigned officer pursuant to due authorization, and Optionee has signed this Agreement to evidence his acceptance of the option herein granted and of the terms hereof, all as of the date hereof.

TRAVELZOO INC.

By:
Title:

Christopher Loughlin

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EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release is entered into by and between ______________________ (“Employee”) and Travelzoo Inc. (“Employer”) (collectively referred to herein as “the Parties”).

RECITALS

A.        Employee is employed by Employer in the position of ______________________ pursuant to a written employment agreement dated _________________ (the “Employment Agreement”).

B.        Pursuant to the provisions of the Employment Agreement, Employer was notified on _________________ that Employee’s employment with Employer will terminate as of _________________ (the “Termination Date”).  Employee shall receive his wages and any unused vacation time accrued through __________________, less deductions required by law, in accordance with Employer’s customary payroll practices.

C.        In consideration of Employee’s service and to assist him in the transition to new employment, Employer is hereby offering Employee severance pay, subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the terms, conditions and agreements set forth below, Employer and Employee agree as follows:

AGREEMENTS

1.         Severance Payment.  Subject to Employee’s execution of this Agreement, Employer will pay Employee a lump sum severance payment in the gross amount of $____________ or [  ] months salary, less applicable taxes and withholdings, on the next proceeding payroll date following the Revocation Period set forth in Section 17 of this Agreement, in accordance with Employer’s customary payroll practices.  Employee acknowledges that such payment is more than Employer is required to pay under its normal policies and procedures and its contractual arrangements with Employee.

2.         Unemployment Benefits.  Employer will not contest Employee’s eligibility for unemployment benefits.

3.         Non‑Disparagement.  Employee agrees that she will not directly or indirectly, publish or disseminate to the media or any individual or entity information that is critical, derogatory or otherwise intended to disparage Employer or Employer’s business, senior executives or officers, whether such information is acquired during or after his employment with

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Employer.  In addition, Employee agrees that she will not make any remarks which may damage or discredit the reputation of Employer’s products, or otherwise adversely affect the goodwill of its business, or be harmful to its business relationships.

4.   General Release.  Subject only to Section 6 and except for the rights and benefits specifically provided in this Agreement, Employee releases and discharges Employer, and each of its respective past, present and future shareholders, officers, directors, employees, agents, insurers, attorneys and parent, affiliated or related entities, and their respective successors and assigns (“Released Parties”), from all claims, demands, actions, rights, damages, costs, losses, expenses, compensation and other legal responsibilities, known or unknown, of any kind, which Employee may own or hold against any of the Released Parties at any time through the effective date of this Agreement.  The rights and claims released by this Agreement include, but are not limited to, all claims of whatever kind or nature that may exist relating to, arising out of or in connection with Employee’s employment or the termination of such employment, whether such claims are presently known or are hereafter discovered or whether they are foreseen or unforeseen as of the date hereof.  This release applies, without limitation, to any and all claims for employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act); the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act, the California Fair Employment & Housing Act, the Americans with Disabilities Act of 1990, the California Labor Code, the California Health & Safety Code, the New York Human Rights Law,  the New York City Human Rights Laws, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution; N.Y. Workers’ Compensation Law, or any other state, federal or local statute or regulation applicable to Employer, including any claim for intentional or negligent infliction of emotional distress, physical injury, violation of any public policy, breach of any implied or express contract, any claim for stock options, any claim for wrongful termination, fraud, intentional or negligent misrepresentation, and all other legal and equitable causes of action whatsoever and all remedies for such claims.  The release of claims made by Employee in this Agreement does not apply to claims that arise after the date this Agreement is executed.  Employee certifies that as of the date of this Release, she has reported all accidents, injuries or illnesses relating to or arising from his employment with the Employer.

5.         Unknown Claims.  Employee understands that the release set forth above includes claims which Employee knows about and those Employee may not know about.  Employee expressly waives any rights under California Civil Code Section 1542 which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”

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For purposes of Section 1542, “creditor” refers to Employer and “debtor” refers to the Released Parties.

6.         Claims Not Affected by Release.  This Release does not affect Employee’s right to apply for continuation or conversion of insurance coverage to the extent that the Employer’s insurance plans or applicable law provide for such continuation or conversion, or to any claim for disability or unemployment compensation to which Employee is entitled by law.

7.         Agreement Not To Sue and Warranty.  Employee promises that she has not and will not file any suit, charge, complaint, grievance, action or other proceeding with any federal, state or local agency, court, organization, judicial forum or other tribunal asserting any claim that is released in Section 4 above, and warrants that she has not assigned to any other person or entity the right to file any claims that are released in Section 4 above, nor will she permit any person, group of persons, or organization to take such action on his behalf.

8.         Non‑Admissions.  It is understood that by offering or entering into this Agreement, neither Employee nor Employer has admitted any liability or wrongdoing whatsoever. No final findings or final judgements have been made and Employee does not purport and will not claim to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.

9.         Return of Property.  Employee promises to return all of Employer’s property, including all work in progress, files, photographs, notes, records, credit cards, keys, access cards, computer, and other company or customer documents, products or property which she has received in the course of his employment, or which reflect in any way any confidential or proprietary information of Employer.

10.       Confidentiality Obligations Do Not Terminate.  Employee understands that after the Termination Date, Employee remains bound to comply with the terms and conditions of paragraph 5 of the Employment Agreement.

11.       Confidentiality of Severance Offer and Benefits.  Except to the extent required by law (e.g., to submit a tax return or compliance with a lawful subpoena), Employee warrants that she has not disclosed, and promises that she will not disclose, the offer or payment of severance benefits for any reason to any person other than members of his immediate family and professional representatives, who shall be informed of and bound by the same promise of confidentiality.

12.       Consequences of Violation of Agreement.  If either party violates his or its promises in this Agreement, the other party shall be entitled to recover, in addition to any other damages or remedies, such party’s attorneys’ fees and costs in defending against the claim or

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enforcing the terms of this Agreement.

13.       Reemployment or Reinstatement:  Employee hereby waives any right to and agrees not to apply or reapply for employment and agrees that Employer has no obligation, contractual or otherwise, to rehire, reemploy or recall his in the future.  The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.

14. Entire Agreement.  This Agreement sets forth all agreements and understandings between Employee and Employer and supersedes any prior agreements, understandings or promises between them, except for paragraph 5 of the Employment Agreement. Employee acknowledges that she has not relied on any inducements that are not set forth herein.

15. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16. Severability.  If any term, provision, or portion of this Agreement is held unenforceable by any tribunal, it shall be deemed automatically adjusted to the extent necessary to conform to the requirements for validity as declared at such time and, as adjusted, shall be deemed a provision of this Agreement as if originally included herein.  In the event that an invalidated provision is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as if it had never been included herein.  In either case, the remaining provisions shall remain in full force and effect.

17.       Consultation with Attorney. Employee hereby acknowledges that she has been advised by and consulted his attorney, that she has had a reasonable period of time in which to consider the terms of this Waiver and Release, and she has specifically consulted (or has the opportunity to consult) his attorneys regarding this Waiver and Release and all of its terms.  Employee specifically acknowledges that she was counseled by a representative of Employer to seek the advice of counsel concerning this Waiver and Release and its meaning and effect.

18.       Time for Consideration and Employee's Right to Revoke Agreement.  Employee hereby acknowledges that she has been given twenty-one (21) days to consider this Waiver and Release and that she has been advised that she may revoke this Waiver and Release within seven (7) days of his execution.  Revocation can be made by delivering a written notice of revocation to Travelzoo Inc., Attention: HR Department, 590 Madison Avenue, 37th Floor, New York, NY 10022.  For the revocation to be effective, written notice must be actually received at the designated address no later than the close of business on the seventh calendar day after Employee signs this Agreement.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the payment described in paragraph 2.2.  Employee hereby acknowledges that his execution of this agreement and release is made knowingly, and that she has been advised of and afforded the proper time for consideration and revocation of this Agreement and Release, as specified by the Older Worker Benefit Protection Act.  In the event that Employee revokes the Waiver and Release, the waiver included in Section 1 will be of no further force or effect.

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EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THIS AGREEMENT AND ALL OF ITS TERMS AND IS ENTERING INTO IT VOLUNTARILY ON THE DATE SHOWN BELOW HIS NAME.  she HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.  she FURTHER ACKNOWLEDGES THAT she HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT, THAT HIS AGREEMENT IS NOT THE RESULT OF ANY FRAUD, DURESS, COERCION, PRESSURE OR UNDUE INFLUENCE EXERCISED BY OR ON BEHALF OF EMPLOYER, THAT she HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT she HAS HAD THIS AGREEMENT REVIEWED BY HIS ATTORNEY AND HIS TAX ADVISOR, OR HAS BEEN GIVEN THE OPPORTUNITY BY EMPLOYER TO DO SO.

TRAVELZOO INC.

By:
[Employee]	Print Name:
Title:

Date Signed	Date Signed

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